May 4, 2021
DEAR SHAREHOLDER,
We hope this letter finds you and your family safe and healthy. As a shareholder in the ETFMG Prime Cyber Security ETF (“HACK”) and/or the ETFMG Prime Mobile Payments ETF (“IPAY”), you recently received a proxy communication via email or a proxy statement and proxy card(s) in the mail in connection with the continuation of the Joint Special Meeting of Shareholders of HACK and IPAY to be held on May 28, 2021.

You are being asked to consider and approve an Agreement and Plan of Reorganization (the “Plan”) to reorganize HACK and IPAY into funds that will be managed by Exchange Traded Concepts, LLC (“ETC”), an ETF provider affiliated with 38 ETFs with over $7.2 billion in assets under management.
After careful consideration, your Board of Trustees recommends that shareholders vote “FOR” the Plan.
It is important that you exercise your right to vote, no matter how many shares you own. Please carefully read the proxy statement you received and take a moment to sign, date, and mail the enclosed proxy card(s) in the prepaid envelope or follow the instructions on the reverse side of this page to vote by internet or telephone.
HOW DOES THIS AFFECT MY INVESTMENT?
If the Plan is approved, you will become a shareholder of funds with the same investment themes and lower management fees that will be managed by ETC. These new funds will continue to trade under the “HACK” and “IPAY” trading symbols, and the Plan will not change the value of your investment in the funds. It is important to know that:
•the new funds seek to track indexes that are owned and maintained by Nasdaq, Inc. and are different than those of the current funds.
•the new funds will have a lower expense ratio than the current funds.
•you will not be charged any sales loads, commissions, or other transactional fees in connection with the Plan.
Please take advantage of your right to express your opinion by voting your shares in HACK and/or IPAY. There are professional institutional investors who own one or both funds, but a majority of investors are retail shareholders just like you. You and your fellow retail shareholders will have a major positive impact on the vote outcome if you take action early. Again, please take a few minutes to vote by signing, dating, and mailing the proxy card(s) in the prepaid return envelope or follow the instructions on the reverse side of this page to vote by internet or telephone.

Please see reverse side

PROXY VOTING OPTIONS

By automated touchtone using the toll-free number listed on your proxy card. You must have your control number found on your proxy card.
By internet through the website listed on your proxy card. You will be required to provide your control number found on your proxy card.
Vote by Mail by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the solicitation process. You may receive a call from a DCP representative who can take your instructions over the phone. You can also call DCP at (833) 288-9334 if you have questions regarding the proxy.
Thank you in advance for your vote.
SINCERELY,

Matthew Bromberg
Assistant Secretary
ETF Managers Trust

ETFMG-R1